Exhibit 10.12

SERVICES AGREEMENT

This Agreement (Agreement) is entered into this 2nd day of July, 2009, by and between Marx Layne, Inc. (“Service Provider”), an independent contractor, whose address is 31420 Northwestern Highway, Suite 100, Farmington Hills, MI 48334, a Michigan Corporation, and HALBERD Corporation, a public company, whose address is 10755 Vernon Avenue Huntington Woods, MI 48070 (Client), and its wholly owned subsidiary SellMyBusinessNow.com (“Subsidiary”) in consideration of the mutual promises made herein, as follows:

Services to be Performed by Service Provider
Specific Project Client: Halberd Corporation and its related subsidiary entities (Client).

Whereas: SERVICE PROVIDER has been a contractor to the Client and it’s Subsidiary since inception; and,

Whereas: SERVICE PROVIDER has been requested by Client to continue to provide marketing and content development services for the Client and its Subsidiary operations including but not limited to SellMyBusiness.com and Halberd Corporation for the contract year beginning August 1, 2009 and ending July 31, 2010; and,

Whereas: Client considers SERVICE PROVIDER to be essential to the future success of Client’s subsidiary operations.

The parties hereby agree as follows:

1.	Method of Performing Services
SERVICE PROVIDER will utilize their specific methods, details, and means of performing the all necessary or requested services and may also add to or enhance said methods and details with prior approval of the Client.  All work products including deliverables, form and function, content and technology as well as notes, emails, documents or other forms of communication are the property of the Client and must be provided to Client at the conclusion of the Project or upon request.

2.	Compensation
In consideration for the services to be performed and for services which have already been performed by SERVICE PROVIDER on behalf of the Subsidiary, CLIENT agrees to pay SERVICE PROVIDER as follows:
1.
Services payment:  Client agrees to pay to SERVICE PROVIDER up to $12,500 per month (up to $150,000 for the annual period) for professional services rendered in either cash or in registered common stock, at the option of the Client.  As such, the company hereby agrees to register 395,000 shares of Common stock in the name of the SERVICE PROVIDER and to issue to SERVICE PROVIDER up to 32,917 shares of common stock per month in lieu cash payments. Further, SERVICE PROVIDER shall also agree that Under no condition will SERVICE PROVIDER or any related or affiliated member, entity or person short sell the stock nor will it cause the stock to be short sold on its own behalf or on behalf of any investor, fund, institution or other;

Page | 1

2.	Upon the Client’s Board of Directors creating a qualified Stock Option Plan for Vendors, SERVICE PROVIDER shall be allowed to participate.
3.
Travel Reimbursement:  SERVICE PROVIDER shall submit expense reports and all original receipts related to the Client Company and SERVICE PROVIDER shall be reimbursed for all pre-approved travel expenses.

4.	Ad Placement Services: Client agrees that any Ad Placement purchases are in addition to this Services Agreement and each Ad Placement purchases will be quoted and billed separately.

All approved payments shall be processed within 30-business days of Client’s receipt of invoice from SERVICE PROVIDER.

3. Term of Agreement
This Agreement will become effective on the date first written above and continue until July 31, 2010 or until Project is completed, the Client contract is terminated or the SERVICE PROVIDER is otherwise released from the project by Client or at such time as this Contract is renewable by Agreement of the parties.

4. SERVICE PROVIDER Service Level
SERVICE PROVIDER has the requisite background and knowledge to perform the tasks required by this Agreement and hereby agrees to devote the necessary amount of time to fully complete the Project to the satisfaction of SERVICE PROVIDER and the Client.  Additionally, Client agrees that SERVICE PROVIDER may represent, perform services for, and be employed by such additional clients, persons, or companies as SERVICE PROVIDER, in SERVICE PROVIDER's sole discretion, sees fit.

5. Workers' Compensation
SERVICE PROVIDER agrees to provide workers' compensation insurance as required under its state laws for SERVICE PROVIDER's employees and agents and agrees to hold harmless and indemnify CLIENT for any and all claims arising out of any injury, disability, or death of any of employee and/or agent of SERVICE PROVIDER.

6. Assignment
Neither this Agreement nor any duties or obligations under this Agreement may be assigned by SERVICE PROVIDER without the prior written consent of CLIENT.

Page | 2

7. Cooperation of the parties
The parties to this Agreement hereby agree to comply with all reasonable requests of SERVICE PROVIDER necessary in the performance of SERVICE PROVIDER's duties under this Agreement.

        8. Place of Work
SERVICE PROVIDER agrees to furnish space, all necessary communications, tools and equipment as necessary to complete the services.

9. Termination of Agreement
Notwithstanding any other provisions of this Agreement, either party hereto may terminate this Agreement at any time by written notice to the other party. Any outstanding amounts remaining to be paid to SERVICE PROVIDER for the services of the SERVICE PROVIDER as a result of this Agreement shall be paid to SERVICE PROVIDER within 30 business days of notice of termination.

10. Further Assurances
The parties hereto covenant and agree that each shall and will, upon reasonable request of the other, make, do, execute or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of the this Agreement.

11. Relationship with SERVICE PROVIDER
The SERVICE PROVIDER shall perform the Services as an independent contractor to the CLIENT. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of company and agent, or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of any other party. The SERVICE PROVIDER also agrees that it will not hold itself out as an affiliate of or partner, joint venturer, co-company or co-employer with the Client by reason of the Agreement and the SERVICE PROVIDER will not knowingly permit any of its employees, agents or representatives to hold themselves out as, or claim to be, officers or employees of the CLIENT by reason of this or any other Agreement. In the event that the SERVICE PROVIDER is adjudicated to be a partner, joint venturer, co-company or co-employer of or with the Client, the SERVICE PROVIDER shall indemnify and hold harmless the Client from and against any and all claims for loss, liability or damages arising therefrom.

12. General Provisions
Any notices to be given hereunder by either party to the other may be effected either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of 3 days after the date of mailing.

Page | 3

13. Entire Agreement
This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to this Project and the rendering of services by SERVICE PROVIDER on behalf of SERVICE PROVIDER, and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the parties to this Agreement.

14. Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

15. Arbitration
Any controversy between the parties hereto involving the construction or application of any of the terms, covenants, or conditions of this Agreement will, on the written request of one party served on the other, be submitted to arbitration. The arbitration will comply with and be governed by the American Arbitration Association. The parties will each appoint one person to hear and determine the dispute and if they are unable to agree, then the two persons so chosen will select a third impartial arbitrator whose decision will be final and conclusive on both parties. The cost of arbitration will be such that each party is responsible for its own costs. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

16. Liquidated Damages in the Event of Arbitration
It is agreed that in the event of a breach of this Agreement by either party to this Agreement, it would be impracticable or extremely difficult to fix the actual damages and, therefore, the non-prevailing party will pay to the prevailing party as liquidated damages and not as a penalty a maximum sum of Twenty-Five Thousand dollars ($25,000), which represents a reasonable compensation for the loss incurred because of the breach.

17. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

Page | 4

18. Headings
The division of this Agreement into paragraphs and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.

[REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

(Signature page to follow)

Page | 5

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Client	SERVICE PROVIDER

By: ________________________	By: _______________________
Authorized Signature	Authorized Signature

___________________________	__________________________
Print Name	Print Name

___________________________	__________________________
Title	Title

___________________________	__________________________
Date of Signature	Date of Signature

Page | 6